                                                                                                         Exhibit 99.1

Progress Energy announces 2007 fourth-quarter and full-year results

Highlights:

Fourth Quarter 2007

♦	Reports fourth-quarter GAAP earnings of $0.40 per share, compared to earnings of $1.01 per share for the same period last year, primarily due to the impact of divestitures

♦
Reports core ongoing earnings of $0.40 per share, compared to $0.59 per share for the same period last year, due primarily to higher O&M, partially offset by lower depreciation and amortization and higher wholesale sales

Full Year 2007

♦	Reports 2007 GAAP earnings of $1.97 per share, compared to $2.28 per share in 2006, primarily due to the impact of divestitures

♦
Reports core ongoing earnings of $2.81 per share, compared to $2.63 per share for the same period last year, reflecting lower income taxes, favorable weather, favorable AFUDC equity and lower depreciation and amortization, partially offset by higher O&M

♦	Reaffirms 2008 ongoing earnings target of $3.05 per share, with a range of 10 cents on either side of the target

RALEIGH, N.C. (Feb. 14, 2008) – Progress Energy [NYSE: PGN] announced fourth-quarter GAAP earnings of $103 million, or $0.40 per share, compared with GAAP earnings of $254 million, or $1.01 per share, for the same period last year, primarily due to the impact of divestitures. Fourth-quarter ongoing earnings were $104 million, or $0.40 per share, compared to $134 million, or $0.53 per share, last year. The unfavorable quarter-over-quarter variance in ongoing earnings is due primarily to higher O&M expenses, partially offset by lower depreciation and amortization and higher wholesale sales. (See the discussion later in this release for a reconciliation of GAAP earnings per share to ongoing earnings per share.)

Progress Energy also announced full-year GAAP earnings of $504 million, or $1.97 per share, compared with GAAP earnings of $571 million, or $2.28 per share, for the same period last year, primarily due to the impact of divestitures. Full-year ongoing earnings were $695 million, or $2.72 per share, compared to $611 million, or $2.44 per share, last year. Core ongoing earnings, which primarily include the company’s utility operations, were $2.81 per share, compared with $2.63 per share last year. The company benefited from lower income taxes, favorable weather, favorable AFUDC equity and lower depreciation and amortization, which were partially offset by higher O&M expenses. Non-core ongoing losses, which include the allocation of corporate overhead costs associated with divested businesses, were $0.09 per share, compared with losses of $0.19 per share last year. (See the discussion later in this release for a reconciliation of GAAP earnings per share to ongoing earnings per share.)

“During a year of transition, Progress Energy successfully met its core ongoing earnings target in 2007,” said Bill Johnson, chairman, president and CEO. “We also completed our restructuring plan, reduced our risk profile, and our employees achieved excellence in plant operations, service reliability and customer service.

“Upon the closing of the coal mine and river terminals sale agreement, we will become the nation's largest pure-play regulated electric utility, with a clear, achievable strategy for long-term success. We are adapting well to an industry being shaped by the issue of climate change and the growing demand for energy. Our company is well positioned to enter an era of expansion and growth in our utilities, with a balanced approach that emphasizes energy efficiency, the use of alternative and renewable energy sources and state-of-the-art power plants,” Johnson said.

2008 ONGOING EARNINGS GUIDANCE

“Progress Energy is continuing to deliver on our strategy to generate solid earnings growth through our two utilities,” Johnson said. “Based on our business plan for 2008, we have set an ongoing earnings target of $3.05 per share, with a range of 10 cents above and below the target. We continue to expect to achieve our dividend payout goal of 80 percent by the end of this year, which will put us on track to achieve our long-term payout ratio goal of 70 percent to 75 percent.”

The 2008 ongoing earnings guidance excludes any impacts from the CVO mark-to-market adjustment, potential impairments and discontinued operations. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2008 earnings guidance figures due to the uncertain nature and amount of these adjustments.

RECENT DEVELOPMENTS

•	Increased quarterly dividend to 61.5 cents per share from 61 cents per share, representing the 20th consecutive year of dividend growth.
•
Announced agreements to sell the remaining coal mine and river terminals associated with the synthetic fuels business for $94 million, marking the final divestiture of the company’s restructuring plan.

•	Placed into service Progress Energy Florida’s Hines Unit 4, a combined-cycle plant with approximately 475 MW of capacity.
•	Received regulatory approval to lower the fuel factor for Progress Energy Florida customers by $163 million, effective January 2008.
•
Set a new generation record for Progress Energy Carolinas’ Harris Nuclear Plant of more than 7.8 million MWH in 2007, the most power generated during a year with a scheduled refueling outage in its 20 years of operation.

•	Opened Florida’s second hydrogen fueling station with corporate and community partners.
•
Filed a comprehensive energy plan with the N.C. Utilities Commission and the S.C. Public Service Commission as part of the company’s goal of displacing 2,000 MW of generation through energy efficiency and demand-side management.

•
Launched “Year of Energy” program with NC GreenPower at North Carolina State University in Raleigh, N.C. to purchase all the power generated by the solar panels and integrate it into the power generated on behalf of our customers.

•
Partnered with the Asheville Regional Airport Authority and Charah, Inc. on a project that will use ash recovered from Progress Energy Carolinas’ Asheville Plant as a structural fill material for an airport expansion project.

•	Signed second waste-wood biomass contract at Progress Energy Florida with Biomass Gas & Electric LLC (BG&E) to purchase electricity from the plant.

Press releases regarding various announcements are available on the company’s Web site at: www.progress-energy.com/aboutus/news.

2007 BUSINESS HIGHLIGHTS

Below are the fourth-quarter and year-end 2007 highlights for the company’s business units. See the reconciliation tables on pages S-1 and S-2 of the supplemental data for a reconciliation of GAAP earnings per share to ongoing earnings per share. Also see the attached supplemental data schedules for additional information on Progress Energy Carolinas and Progress Energy Florida electric revenues, energy sales, energy supply, weather impacts and other information.

QUARTER-OVER-QUARTER CORE ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported ongoing earnings per share of $0.34, compared with $0.42 for the same period last year; GAAP earnings per share of $0.33, compared with $0.42 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.16 lower Clean Smokestacks amortization
▪	$0.03 wholesale sales
▪	$0.03 interest expense primarily due to a tax-related adjustment and decreased average debt outstanding
▪	$0.02 other
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.10) depreciation associated with the accelerated cost recovery program for nuclear generating assets
▪	$(0.09) O&M primarily due to higher plant outage and maintenance costs
▪	$(0.07) prior-year reclassification of a loss for Clean Smokestacks compliance costs in excess of the joint owner’s indemnification
▪	$(0.04) prior-year reversal of environmental accruals pursuant to regulatory orders
▪	$(0.02) charge to amortization expense to reduce GridSouth regional transmission organization development costs

Progress Energy Florida

•	Reported ongoing earnings per share of $0.20, compared with $0.24 for the same period last year; GAAP earnings per share of $0.19, compared with $0.25 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.03 AFUDC equity related to an increase in large construction projects
▪	$0.02 weather
▪	$0.02 wholesale sales
▪	$0.01 other
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.08) O&M primarily due to higher plant outage and maintenance costs and higher employee benefit costs
▪	$(0.04) interest expense primarily due to increased average debt outstanding and higher net interest recognized on pass through clauses

Corporate and Other Businesses (includes primarily Holding Company Debt)

•
Reported ongoing after-tax expenses of $0.14 per share compared with ongoing after-tax expenses of $0.07 per share for the same period last year; GAAP after-tax expenses of $0.13 per share, compared with after-tax expenses of $0.18 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.01 interest expense
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.04) primarily due to lower interest income at the holding company
▪	$(0.04) primarily due to changes in income tax estimates

YEAR-OVER-YEAR CORE ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported year-to-date ongoing earnings per share of $1.95, compared with $1.81 for the same period last year; GAAP earnings per share of $1.95, compared with $1.81 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.25 lower Clean Smokestacks amortization
▪	$0.14 weather
▪	$0.09 other retail margin
▪	$0.05 growth and usage
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.22) O&M due primarily to higher plant outage and maintenance costs and higher employee benefit costs
▪	$(0.10) depreciation associated with the accelerated cost recovery program for nuclear generating assets
▪	$(0.04) prior-year reclassification of a loss for Clean Smokestacks compliance costs in excess of the joint owner’s indemnification
▪	$(0.02) charge to amortization expense to reduce GridSouth regional transmission organization development costs
▪	$(0.01) other
•	Added 28,000 customers (net) during the last 12 months.

Progress Energy Florida

•	Reported year-to-date ongoing earnings per share of $1.23, compared with $1.31 for the same period last year; GAAP earnings per share of $1.23, compared with $1.31 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.09 AFUDC equity related to an increase in large construction projects
▪	$0.07 wholesale sales
▪	$0.02 growth and usage
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.15) O&M primarily due to higher plant outage and maintenance costs and higher employee benefit costs
▪	$(0.07) interest expense primarily due to increased average debt outstanding to fund capital projects and higher net interest recognized on pass through clauses
▪	$(0.04) depreciation and amortization due to an increased depreciable base and a write-off of leasehold improvements
•	Added 23,000 customers (net) during the last 12 months.

Corporate and Other Businesses (includes primarily Holding Company Debt)

•
Reported year-to-date ongoing after-tax expenses of $0.37 per share, compared with ongoing after-tax expenses of $0.49 per share last year; GAAP after-tax expenses of $0.38 per share, compared with after-tax expenses of $0.65 per share last year.

•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.12 interest expense primarily due to reducing holding company debt in late 2006
▪	$0.10 income tax expense primarily due to the closure of certain tax years and positions related to divested subsidiaries
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.10) primarily due to the prior year gain on the sale of Level 3 stock and lower interest income at the holding company

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following tables provide a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share Three months ended December 31
	2007				2006*
	Core	Non-core		Total	Core	Non-core	Total
Ongoing earnings per share	$0.40	$	−	$0.40	$0.59	$(0.06)	$0.53
Intraperiod tax allocation	(0.01)		−	(0.01)	0.03	−	0.03
Discontinued operations	−		0.01	0.01	0.01	0.58	0.59
Loss on debt redemptions	−		−	−	(0.14)	−	(0.14)
Reported GAAP earnings per share	$0.39		$0.01	$0.40	$0.49	$0.52	$1.01
Shares outstanding (millions)				257			252

* Previously reported 2006 results have been restated to reflect discontinued operations.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share Twelve months ended December 31
	2007			2006*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	$2.81	$(0.09)	$2.72	$2.63	$(0.19)	$2.44
CVO mark-to-market	(0.01)	−	(0.01)	(0.10)	–	(0.10)
Discontinued operations	−	(0.74)	(0.74)	0.08	–	0.08
Loss on debt redemption	−	−	−	(0.14)	−	(0.14)
Reported GAAP earnings per share	$2.80	$(0.83)	$1.97	$2.47	$(0.19)	$2.28
Shares outstanding (millions)			256			250

* Previously reported 2006 results have been restated to reflect discontinued operations.

Reconciling adjustments from GAAP earnings to ongoing earnings are as follows:

Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The tax credits generated from synthetic fuels operations reduce Progress Energy’s overall effective tax rate. The company’s synthetic fuels sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment decreased earnings per share by $0.01 for the quarter and increased earnings per share by $0.03 for the same period last year, but has no impact on the company’s annual earnings. Because this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Discontinued Operations

The company has reduced its business risk by exiting the majority of its nonregulated businesses to focus on the core operations of the utilities. The company divested, or announced divestitures, of multiple non-regulated businesses during 2007 and 2006 and the operations of these businesses were reclassified to discontinued operations. During the fourth quarter of 2007, the company reclassified the operations of the synthetic fuels businesses and coal terminal services as discontinued operations. The discontinued operations of these businesses and other previously divested businesses increased earnings per share by $0.01 for the fourth quarter of 2007 and increased earnings per share by $0.59 for the same period last year. See page S-4 of the supplemental data for further information on the impact of discontinued operations. Due to disposition of these assets, management does not view this activity as representative of the ongoing operations of the company.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVO liability is valued at fair value, and unrealized gains and losses from changes in fair value are recognized in earnings each quarter. The CVO mark-to-market had no impact on earnings for the fourth quarter of 2007 and had no impact for the same period last year. Progress Energy is unable to predict the changes in the fair value of the CVOs and, management does not consider the adjustment to be a component of ongoing earnings.

Loss on Redemptions of Debt

On Nov. 27, 2006, Progress Energy redeemed the entire outstanding $350 million principal amount of its 6.05% Senior Notes due April 15, 2007, and the entire outstanding $400 million principal amount of its 5.85% Senior Notes due Oct. 30, 2008. On Dec. 6, 2006, Progress Energy repurchased, pursuant to a tender offer, $550 million, or approximately 44 percent, of the aggregate principal amount of its 7.10% Senior Notes due March 1, 2011. The company recognized a total pre-tax loss of $59 million in conjunction with these redemptions. The loss on the redemptions decreased earnings per share for the fourth quarter of 2006 by $0.14. This loss is of a non-recurring nature and is not representative of the ongoing operations of the company.

* * * *

This earnings announcement, as well as a package of detailed financial information, is available on the company’s Web site at www.progress-energy.com.

Progress Energy’s conference call with the investment community will be held Feb. 14, 2008, at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing 913-312-0690, confirmation code 7149974. If you encounter problems, please contact Investor Relations at (919) 546-2233. A playback of the call will be available from 1 p.m. EST Feb. 14 through midnight Feb. 28. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 7149974.

A webcast of the live conference call will be available at www.progress-energy.com/webcast. The webcast will be available in Windows Media format. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 energy company with more than 21,000 megawatts of generation capacity and $10 billion in annual revenues. The company includes two major utilities that serve more than 3.1 million customers in the Carolinas and Florida. Progress Energy is the 2006 recipient of the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence. The company also is the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. Progress Energy serves two fast-growing areas of the country, and the company is pursuing a balanced approach to meeting the future energy needs of the region. That balance includes increased energy efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. For more information about Progress Energy, visit the company’s Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward- looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005; the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; the financial resources and capital needed to comply with environmental laws and renewable energy portfolio standards and our ability to recover related eligible costs under cost-recovery clauses or base rates; our ability to meet current and future renewable energy requirements; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the impact on our facilities and businesses from a terrorist attack; weather and drought conditions that directly influence the production, delivery and demand for electricity; recurring seasonal fluctuations in demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; economic fluctuations and the corresponding impact on our customers, including downturns in the housing and consumer credit markets; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; the Progress Registrants’ ability to control costs, including operations and maintenance (O&M) and large construction projects; the ability of our subsidiaries to pay upstream dividends or distributions to the Parent; the ability to successfully access capital markets on favorable terms; the impact that increases in leverage may have on each of the Progress Registrants; the Progress Registrants’ ability to maintain their current credit ratings and the impact on the Progress Registrants’ financial condition and ability to meet their cash and other financial obligations in the event their credit ratings are downgraded; our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K (Section 29/45K); the investment performance of our pension and benefit plans; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries. These and other risk factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (SEC). All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the effect of each such factor on us.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

# # #

Contacts:                                Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

UNAUDITED CONSOLIDATED STATEMENTS of INCOME
	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2007	2006	2007	2006
Operating revenues	$2,202	$2,057	$9,153	$8,724
Operating expenses
Fuel used in electric generation	764	749	3,145	3,008
Purchased power	290	220	1,184	1,100
Operation and maintenance	505	367	1,842	1,583
Depreciation and amortization	240	304	905	1,011
Taxes other than on income	117	120	501	500
Other	2	7	30	35
Total operating expenses	1,918	1,767	7,607	7,237
Operating income	284	290	1,546	1,487
Other income (expense)
Interest income	14	23	34	59
Other, net	16	(16)	44	(16)
Total other income	30	7	78	43
Interest charges
Net interest charges	162	160	605	631
Allowance for borrowed funds used during construction	(5)	(3)	(17)	(7)
Total interest charges, net	157	157	588	624
Income from continuing operations before income tax and minority interest	157	140	1,036	906
Income tax expense	55	34	334	339
Income from continuing operations before minority interest	102	106	702	567
Minority interest in subsidiaries’ income, net of tax	(1)	–	(9)	(16)
Income from continuing operations	101	106	693	551
Discontinued operations, net of tax	2	148	(189)	20
Net income	$103	$254	$504	$571
Average common shares outstanding – basic	257	252	256	250
Basic earnings per common share
Income from continuing operations	$0.39	$0.42	$2.71	$2.20
Discontinued operations, net of tax	0.01	0.59	(0.74)	0.08
Net income	$0.40	$1.01	$1.97	$2.28
Diluted earnings per common share
Income from continuing operations	$0.39	$0.42	$2.70	$2.20
Discontinued operations, net of tax	0.01	0.59	(0.74)	0.08
Net income	$0.40	$1.01	$1.96	$2.28
Dividends declared per common share	$0.615	$0.610	$2.45	$2.43

This financial information should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)	December 31, 2007	December 31, 2006
ASSETS
Utility plant
Utility plant in service	$25,327	$23,743
Accumulated depreciation	(10,895)	(10,064)
Utility plant in service, net	14,432	13,679
Held for future use	37	10
Construction work in progress	1,765	1,289
Nuclear fuel, net of amortization	371	267
Total utility plant, net	16,605	15,245
Current assets
Cash and cash equivalents	255	265
Short-term investments	1	71
Receivables, net	903	930
Inventory	994	936
Deferred fuel cost	154	196
Deferred income taxes	27	142
Assets of discontinued operations	52	966
Derivative assets	296	1
Prepayments and other current assets	93	107
Total current assets	2,775	3,614
Deferred debits and other assets
Regulatory assets	931	1,231
Nuclear decommissioning trust funds	1,384	1,287
Miscellaneous other property and investments	448	465
Goodwill	3,655	3,655
Derivative assets	109	2
Other assets and deferred debits	379	208
Total deferred debits and other assets	6,906	6,848
Total assets	$26,286	$25,707
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 260 and 256 million shares issued and outstanding, respectively	$6,028	$5,791
Unearned ESOP shares (2 million shares)	(37)	(50)
Accumulated other comprehensive loss	(34)	(49)
Retained earnings	2,465	2,594
Total common stock equity	8,422	8,286
Preferred stock of subsidiaries – not subject to mandatory redemption	93	93
Minority interest	84	10
Long-term debt, affiliate	271	271
Long-term debt, net	8,466	8,564
Total capitalization	17,336	17,224
Current liabilities
Current portion of long-term debt	877	324
Short-term debt	201	–
Accounts payable	789	712
Interest accrued	173	171
Dividends declared	160	156
Customer deposits	255	227
Regulatory liabilities	173	76
Liabilities of discontinued operations	8	248
Income taxes accrued	8	284
Other current liabilities	604	622
Total current liabilities	3,248	2,820
Deferred credits and other liabilities
Noncurrent income tax liabilities	361	312
Accumulated deferred investment tax credits	139	151
Regulatory liabilities	2,539	2,543
Asset retirement obligations	1,378	1,304
Accrued pension and other benefits	763	957
Capital lease obligations	239	70
Other liabilities and deferred credits	283	326
Total deferred credits and other liabilities	5,702	5,663
Commitments and contingencies
Total capitalization and liabilities	$26,286	$25,707

PROGRESS ENERGY, INC.
CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Years Ended December 31	2007	2006
Operating activities
Net income	$504	$571
Adjustments to reconcile net income to net cash provided by operating activities
Impairment of assets	–	174
Depreciation and amortization	1,026	1,190
Deferred income taxes and investment tax credits, net	177	(251)
Deferred fuel cost	117	396
Deferred income	(128)	(69)
Other adjustments to net income	124	88
Cash provided (used) by changes in operating assets and liabilities
Receivables	41	78
Inventory	(11)	(168)
Prepayments and other current assets	(211)	(92)
Income taxes, net	(275)	197
Accounts payable	(34)	16
Other current liabilities	150	(30)
Other assets and deferred debits	(221)	(60)
Other liabilities and deferred credits	(7)	(39)
Net cash provided by operating activities	1,252	2,001
Investing activities
Gross property additions	(1,973)	(1,572)
Nuclear fuel additions	(228)	(114)
Proceeds from sales of discontinued operations and other assets, net of cash divested	675	1,657
Purchases of available-for-sale securities and other investments	(1,413)	(2,452)
Proceeds from sales of available-for-sale securities and other investments	1,452	2,631
Other investing activities	30	(23)
Net cash (used) provided by investing activities	(1,457)	127
Financing activities
Issuance of common stock	151	185
Dividends paid on common stock	(627)	(607)
Proceeds from issuance of short-term debt with original maturities greater than 90 days	176	–
Net increase (decrease) in short-term debt	25	(175)
Proceeds from issuance of long-term debt, net	739	397
Retirement of long-term debt	(324)	(2,200)
Other financing activities	55	(68)
Net cash provided (used) by financing activities	195	(2,468)
Net decrease in cash and cash equivalents	(10)	(340)
Cash and cash equivalents at beginning of year	265	605
Cash and cash equivalents at end of year	$255	$265

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-1
Unaudited
Progress Energy, Inc.
Earnings Variances
Fourth Quarter 2007 vs. 2006

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Core Business		Non-Core Businesses		Consolidated

2006 GAAP earnings	0.42	0.25	(0.18)	0.49		0.52		1.01
Intraperiod tax allocation		(0.01)	(0.02)	(0.03)	A			(0.03)
Discontinued operations			(0.01)	(0.01)	B	(0.58)	B	(0.59)
Loss on debt redemption			0.14	0.14	C			0.14
2006 ongoing earnings	0.42	0.24	(0.07)	0.59		(0.06)		0.53

Weather - retail	0.02	0.02		0.04				0.04

Other retail - growth and usage	0.02			0.02				0.02

Wholesale	0.03	0.02		0.05	D			0.05

O&M	(0.09)	(0.08)		(0.17)	E			(0.17)

O&M - environmental	(0.04)			(0.04)	F			(0.04)

Other	0.01	0.01		0.02				0.02

Joint owner indemnification	(0.07)			(0.07)	G			(0.07)

AFUDC equity		0.03		0.03	H			0.03

Depreciation & Amortization	0.05			0.05	I			0.05

Interest charges	0.03	(0.04)	0.01	-	J			-

Net diversified business			(0.04)	(0.04)	K	0.06	K	0.02

Taxes	(0.03)	0.01	(0.04)	(0.06)	L			(0.06)

Share dilution	(0.01)	(0.01)		(0.02)				(0.02)

2007 ongoing earnings	0.34	0.20	(0.14)	0.40		0.00		0.40
Intraperiod tax allocation	(0.01)	(0.01)	0.01	(0.01)	A			(0.01)
Discontinued operations						0.01	B	0.01
2007 GAAP earnings	0.33	0.19	(0.13)	0.39		0.01		0.40

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations. Ongoing losses of Non-Core Businesses are included in the Corporate and
Other segment for GAAP reporting purposes.

A -	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuels tax credits.
B -
Discontinued operations from sales of 1) CCO operations 2) Gas operations 3) Rowan & DeSoto operations 4) Progress Telecom 5) Coal Mining businesses 6) Rail operations 7) Dixie Fuels and other fuels businesses and 8) Terminals operations and Synthetic Fuels businesses.

C -	Corporate and Other - Loss associated with the redemptions of a total of $1.3 billion of Senior Notes in the fourth quarter of 2006.
D -	Carolinas - Favorable primarily due to higher excess generation margin and higher margin and capacity revenues with a major customer due to favorable weather.
Florida - Favorable primarily due to increased usage and capacity under contracts with two major customers.
E -	Carolinas - Unfavorable primarily due to higher plant outage and maintenance costs.
Florida - Unfavorable primarily due to higher plant outage and maintenance costs and higher employee benefit costs.
F -	Carolinas - Unfavorable primarily due to the reversal of environmental remediation expenses pursuant to regulatory orders in 2006.
G -
Carolinas - Unfavorable primarily due to the prior year reclassification of loss for Clean Smokestacks compliance costs in excess of joint owner's indemnification agreement.  This expense was reclassified as Clean Smokestacks amortization in the prior year.

H -	Florida - Favorable primarily due to AFUDC equity related to costs associated with large construction projects.
I -
Carolinas - Favorable primarily due to a decrease in Clean Smokestacks Act amortization, partially offset by additional depreciation expense associated with PEC's accelerated cost recovery program for nuclear generating assets and a charge to reduce GridSouth development costs.

J -	Carolinas - Favorable primarily due to the prior year interest adjustment related to tax matters and the impact of decreased average long-term debt.
Florida - Unfavorable primarily due to the impact of increased average long-term debt.
K -	Corporate and Other - Unfavorable primarily due to lower interest income at the holding company.

Non-Core Businesses - Favorable primarily due to a decrease in the allocation of corporate overhead as a result of the divestitures completed during 2006. These operations are included in the Corporate and Other segment for GAAP reporting purposes.

L -	Carolinas - Unfavorable primarily due to changes in income tax estimates.
Florida - Favorable primarily due to changes in income tax estimates.
Corporate and Other - Unfavorable primarily due to changes in income tax estimates.

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-2
Unaudited

Progress Energy, Inc.
Earnings Variances
Year-to-Date 2007 vs. 2006

	Regulated Utilities		Corporate
($ per share)	Carolinas	Florida	and Other Businesses	Core Business		Non-Core Businesses		Consolidated

2006 GAAP earnings	1.81	1.31	(0.65)	2.47		(0.19)		2.28
Discontinued operations			(0.08)	(0.08)	A			(0.08)
CVO mark-to-market			0.10	0.10	B			0.10
Loss on debt redemption			0.14	0.14	C			0.14
2006 ongoing earnings	1.81	1.31	(0.49)	2.63		(0.19)		2.44

Weather - retail	0.14			0.14				0.14

Other retail - growth and usage	0.05	0.02		0.07				0.07

Other retail margin	0.09			0.09	D			0.09

Wholesale	0.01	0.07		0.08	E			0.08

O&M	(0.22)	(0.15)		(0.37)	F			(0.37)

Other operating expenses		(0.02)		(0.02)	G			(0.02)

Other		(0.01)		(0.01)				(0.01)

Joint owner indemnification	(0.04)			(0.04)	H			(0.04)

AFUDC equity	0.02	0.09		0.11	I			0.11

Depreciation & Amortization	0.12	(0.04)		0.08	J			0.08

Interest charges	0.01	(0.07)	0.12	0.06	K			0.06

Net diversified business			(0.10)	(0.10)	L	0.10	L	-

Taxes		0.06	0.10	0.16	M			0.16

Share dilution	(0.04)	(0.03)		(0.07)				(0.07)

2007 ongoing earnings	1.95	1.23	(0.37)	2.81		(0.09)		2.72
Discontinued operations						(0.74)	A	(0.74)
CVO mark-to-market			(0.01)	(0.01)	B			(0.01)
2007 GAAP earnings	1.95	1.23	(0.38)	2.80		(0.83)		1.97

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations. Ongoing losses of Non-Core Businesses are included in the Corporate and
Other segment for GAAP reporting purposes.

A -
Discontinued operations from sales of 1) CCO operations 2) Gas operations 3) Rowan & DeSoto operations 4) Progress Telecom 5) Coal Mining businesses 6) Rail operations 7) Dixie Fuels and other fuels businesses and 8) Terminals operations and Synthetic Fuels businesses.

B -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
C -	Corporate and Other - Loss associated with the redemptions of a total of $1.3 billion of Senior Notes in the fourth quarter of 2006.
D -	Carolinas - Favorable primarily due to the impact of non-fuel clause purchased power.
E -	Florida - Favorable primarily due to increased usage and capacity under contracts with two major customers.
F -	Carolinas - Unfavorable primarily due to higher plant outage and maintenance costs and higher employee benefit costs.
Florida - Unfavorable primarily due to higher plant outage and maintenance costs and higher employee benefit costs.
G -	Florida - Unfavorable primarily due to the disallowance of fuel costs, partially offset by the gains on property sales.
H -
Carolinas - Unfavorable primarily due to the prior year reclassification of loss for Clean Smokestacks compliance costs in excess of joint owner's indemnification agreement.  This expense was reclassified as Clean Smokestacks amortization in the prior year.

I -	Florida - Favorable primarily due to AFUDC equity related to costs associated with large construction projects.
J -
Carolinas - Favorable primarily due to a decrease in Clean Smokestacks Act amortization, partially offset by additional depreciation expense associated with PEC's accelerated cost recovery program for nuclear generating assets, a charge to reduce GridSouth development costs and the impact of depreciable base increases.

Florida - Unfavorable primarily due to the impact of increases in depreciable base and the write-off of leasehold improvements primarily related to vacated office space.
K -	Florida - Unfavorable primarily due to the impact of increased average long-term debt in the current year and unfavorable net interest recognized on pass-through clauses.
Corporate and Other - Favorable primarily due to the net $1.7 billion reduction in holding company debt in 2006, partially offset by a decrease in the interest allocated to discontinued operations.
L -	Corporate and Other - Unfavorable primarily due to the 2006 gain on the sale of Level 3 stock received as part of the Progress Telecom sale and lower interest income at the holding company.
Non-Core Businesses - Favorable primarily due to a decrease in the allocation of corporate overhead as a result of the divestitures completed during 2006.
M -	Florida - Favorable primarily due to changes in income tax estimates and the closure of certain tax years and positions.

Corporate and Other - Favorable primarily due to closure of certain tax years and positions related to divested subsidiaries, changes in income tax estimates and the impact related to the deduction for domestic production activities.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited - Data is not weather-adjusted
	Three Months Ended			Three Months Ended			Percentage Change
	December 31, 2007			December 31, 2006			From December 31, 2006
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas		Florida

Operating Revenues (in millions)
Retail
Residential	$359	$565	$924	$329	$540	$869	9.1%		4.6%
Commercial	267	289	556	245	282	527	9.0		2.5
Industrial	182	82	264	176	82	258	3.4		-
Governmental	25	80	105	22	78	100	13.6		2.6
Provision for retail revenue sharing	-	-	-	-	-	-	-		-
Total Retail	833	1,016	1,849	772	982	1,754	7.9		3.5
Wholesale	194	119	313	156	84	240	24.4		41.7
Unbilled	(4)	(25)	(29)	20	(25)	(5)	-		-
Miscellaneous revenue	22	43	65	22	45	67	-		(4.4)
Total Electric	$1,045	$1,153	$2,198	$970	$1,086	$2,056	7.7%		6.2%

Energy Sales (millions of kWh)
Retail
Residential	3,765	4,765	8,530	3,518	4,596	8,114	7.0%		3.7%
Commercial	3,350	3,059	6,409	3,113	2,935	6,048	7.6		4.2
Industrial	2,985	978	3,963	3,004	987	3,991	(0.6)		(0.9)
Governmental	358	880	1,238	338	844	1,182	5.9		4.3
Total Retail	10,458	9,682	20,140	9,973	9,362	19,335	4.9		3.4
Wholesale	4,004	1,560	5,564	3,324	1,191	4,515	20.5		31.0
Unbilled	23	(831)	(808)	257	(765)	(508)	-		-
Total Electric	14,485	10,411	24,896	13,554	9,788	23,342	6.9%		6.4%

Energy Supply (millions of kWh)
Generated - steam	7,504	4,939	12,443	6,414	4,536	10,950
nuclear	6,334	1,063	7,397	6,301	1,736	8,037
combustion turbines /
combined cycle	304	2,145	2,449	316	1,733	2,049
hydro	48	-	48	155	-	155
Purchased	852	2,837	3,689	880	2,352	3,232
Total Energy Supply (Company Share)	15,042	10,984	26,026	14,066	10,357	24,423

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	995	103		1,069	144		(6.9	) %	(28.5	) %
- Normal	1,193	192		1,205	192

Cooling Degree Days - Actual	153	553		54	433		183.3%		27.7%
- Normal	67	455		67	455

Impact of retail weather to normal on EPS	$(0.02)	$(0.01)	$(0.02)	$(0.04)	$(0.02)	$(0.06)

	Twelve Months Ended			Twelve Months Ended			Percentage Change
	December 31, 2007			December 31, 2006			From December 31, 2006
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas		Florida

Operating Revenues (in millions)
Retail
Residential	$1,613	$2,363	$3,976	$1,462	$2,361	$3,823	10.3%		0.1%
Commercial	1,107	1,153	2,260	1,004	1,152	2,156	10.3		0.1
Industrial	716	318	1,034	711	346	1,057	0.7		(8.1)
Governmental	98	304	402	91	301	392	7.7		1.0
Provision for retail revenue sharing	-	-	-	-	1	1	-		(100.0)
Total Retail	3,534	4,138	7,672	3,268	4,161	7,429	8.1		(0.6)
Wholesale	754	434	1,188	720	319	1,039	4.7		36.1
Unbilled	-	4	4	(1)	(5)	(6)	-		-
Miscellaneous revenue	96	173	269	98	164	262	(2.0)		5.5
Total Electric	$4,384	$4,749	$9,133	$4,085	$4,639	$8,724	7.3%		2.4%

Energy Sales (millions of kWh)
Retail
Residential	17,200	19,912	37,112	16,259	20,021	36,280	5.8%		(0.5	) %
Commercial	14,032	12,183	26,215	13,358	11,975	25,333	5.0		1.7
Industrial	11,901	3,820	15,721	12,393	4,160	16,553	(4.0)		(8.2)
Governmental	1,438	3,367	4,805	1,419	3,276	4,695	1.3		2.8
Total Retail	44,571	39,282	83,853	43,429	39,432	82,861	2.6		(0.4)
Wholesale	15,309	5,930	21,239	14,584	4,533	19,117	5.0		30.8
Unbilled	(55)	88	33	(137)	(234)	(371)	-		-
Total Electric	59,825	45,300	105,125	57,876	43,731	101,607	3.4%		3.6%

Energy Supply (millions of kWh)
Generated - steam	30,770	20,393	51,163	28,985	19,785	48,770
nuclear	24,212	6,124	30,336	24,220	6,382	30,602
combustion turbines /
combined cycle	2,960	10,359	13,319	2,106	9,751	11,857
hydro	415	-	415	594	-	594
Purchased	3,901	11,093	14,994	4,229	10,435	14,664
Total Energy Supply (Company Share)	62,258	47,969	110,227	60,134	46,353	106,487

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	2,849	425		2,833	442		0.6%		(3.8	) %
- Normal	3,086	578		3,139	578

Cooling Degree Days - Actual	1,945	3,088		1,622	3,009		19.9%		2.6%
- Normal	1,672	2,981		1,672	2,983

Impact of retail weather to normal on EPS	$0.04	$(0.04)	$0.00	$(0.09)	$(0.04)	$(0.13)

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited

Financial Statistics
	December 31, 2007	December 31, 2006
Return on average common stock equity (12 months ended)	6.0%	7.0%
Book value per common share	$32.66	$32.71
Capitalization
Common stock equity	45.7%	47.2%
Preferred stock of subsidiary and minority interest	1.0%	0.6%
Total debt	53.3%	52.2%
Total Capitalization	100.0%	100.0%

Impact of Discontinued Operations
	Twelve months ended
(Earnings per share)	December 31, 2007	December 31, 2006
CCO Operations	$(1.04)	$(1.13)
Coal Mine Operations	(0.04)	(0.05)
Gas Operations	0.01	1.53
Terminals and Synthetic Fuels	0.32	(0.15)
Progress Telecom	-	0.11
Rowan and DeSoto Plants	-	(0.23)
Rail	-	(0.03)
Other	0.01	0.03
Total	$(0.74)	$0.08